EXHIBIT 99.2

Contacts:
Elizabeth Castro (Media)
(312) 240-4567

130 E. Randolph Dr. - Chicago, IL 60601	Douglas Ruschau (Investor Relations)
(312) 240-3818

For Immediate Release
February 23, 2006

Peoples Energy Announces Oil and Gas Acquisition,
Plans to Sell Power Assets

CHICAGO -- Peoples Energy (NYSE: PGL) today announced that its oil and gas production subsidiary, Peoples Energy Production, has acquired certain oil and gas properties in East Texas, North Louisiana, and Mississippi from a private entity for approximately $139 million. The Company also announced that it has received proposals and is in negotiations to sell its power generation assets and exit that business. A conference call has been scheduled for Friday, February 24, 2006, at 8:00 a.m. Central (9:00 a.m. Eastern) to discuss these developments. Details of how to access the conference call are provided at the end of this release.

"The acquisition of oil and gas properties announced today is consistent with our strategy of acquiring proven reserves with upside potential," said Thomas M. Patrick, Chairman, President and CEO of Peoples Energy. "While adding to our existing production base, it will also provide an extensive inventory of low risk drilling opportunities for years to come. Meanwhile, the anticipated sale of our power assets now positions Peoples Energy to focus on three primary lines of business -- gas distribution, oil and gas production, and energy marketing -- while helping to fund growth initiatives in these businesses and maintain a strong balance sheet."

Oil and Gas Acquisition. The acquired properties, virtually all of which will be operated by the Company, are located in East Texas, North Louisiana, and Mississippi. They consist of approximately 60,000 gross acres in 33 fields in the heart of the Cotton Valley / Travis Peak (Hosston) gas trend. The acquisition will initially add approximately 7.5 MMCFE/day to existing production and an estimated 59 BCFE of proven reserves, 47% of which are developed. In comparison, Peoples Energy Production's first quarter fiscal 2006 production averaged 64 MMCFE/day, and fiscal year-end 2005 proven reserves totaled 181.6 BCFE. Due to the longer-

life characteristics of the acquired reserves, the Company's overall reserve to production ratio is projected to increase from 7.4 to approximately 9 years.

"This acquisition continues to build on our successful entrée into the Cotton Valley trend, a prolific producing province of longer life, low risk reserves, which was initiated in fiscal 2004," noted Steven W. Nance, President of Peoples Energy Production. "These assets are very similar in nature to our assets in East Texas where we have had extremely good success over the past two years and as such, the properties will be easily integrated into our existing operations. In addition, the multi-year drilling inventory provided by these assets will allow us to secure the rig commitments we need to fully develop the properties."

The Company has identified approximately 190 proven and probable drilling locations and estimates that an additional 50 BCFE of identified low-risk, upside reserve potential exists within the acquired acreage. In addition, another 100 to 200 potential locations have been identified that are associated with 40-acre infill drilling that should add additional reserve and production upside. Initial development of the acquired reserves, 95% of which are natural gas, will begin in the fourth quarter of fiscal 2006.

Concurrent with this transaction, the Company plans to hedge approximately 50% of anticipated fiscal 2007 production and 100% of fiscal 2008 and 2009 production from existing wells associated with the acquired assets. The incremental 2006 production from the acquisition will result in a more balanced hedge position for the current fiscal year. Overall, including the impact of the acquisition and associated hedging, the Company will have hedges in place for approximately 65% of expected remaining fiscal 2006 production as well as 50% and 20% of fiscal 2007 and 2008 anticipated production from proven reserves, respectively.

This transaction represents the first significant acquisition by Peoples Energy Production since December 2003. It will be financed on a short-term basis with commercial paper borrowing until receipt of the proceeds from the power asset sales. Peoples Energy estimates that approximately $15-$20 million of drilling capital related to the acquired properties will be expended in fiscal 2006 and $30-$35 million in Fiscal 2007. As a result of the acquisition, it is now estimated that fiscal 2006 capital expenditures will total approximately $340 million, including $120 million in Gas Distribution and the remainder primarily in Oil and Gas Production.

Power Asset Sales. Peoples Energy is actively engaged in exclusive discussions regarding the sale of its partnership interests in the Southeast Chicago (SCEP) and Elwood power generation facilities, as well as its 100% interest in a fully-permitted power development site in Oregon. Through these partnerships, Peoples currently owns approximately 800 net Megawatts of power generation assets, with a book value at December 31, 2005, of approximately $123 million. The Company has received offers for these assets, and specific transactions are expected to be announced soon. Pending final due diligence and regulatory approvals by the Federal Energy Regulatory Commission and Federal Trade Commission, the Company expects to close on the sales and to record a significant gain during fiscal 2006.

"While our power investments have provided solid earnings and cash flow, the power market has changed dramatically over the past several years since we became involved in power generation," said Patrick. "The future industry fundamentals for electric generation in the U.S. are very uncertain, and as we have previously indicated, we had no plans to make further investments in that sector. As a result, we have made a decision to exit the business and to re-deploy the capital to our remaining segments. It is gratifying that we expect to do so with a good return on our original investment."

Outlook. Beginning with second quarter results, earnings from the power assets and any gains recorded on their ultimate sale will be shown as discontinued operations. Full year ongoing operating income from this business is approximately $15 million, or $0.23 per share after-tax, nearly all of which is recorded in the last two fiscal quarters.

The Company noted in its first quarter earnings release that extremely warm January weather would pressure fiscal 2006 earnings absent colder than normal weather over the remainder of the heating season. In fact, February weather has continued modestly warmer than normal. Year to date, weather is 10% or about 450 degree days warmer than normal. Each 100 degree day variance from normal equates to approximately $0.04 to $0.05 per share after-tax.

The Company will provide a full update on its earnings outlook for fiscal 2006, including the new breakdown between continuing and discontinued operations at the time of our regularly scheduled second quarter earnings release.

Analyst Conference Call. Peoples Energy will hold a conference call to discuss these developments on Friday, February 24, 2006, at 8:00 a.m. Central (9:00 a.m. Eastern). To listen to the webcast live or in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 5739619. The telephone replay will be available approximately two hours after completion of the call through March 1, 2006. The webcast replay will be available through February 2007.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of the following business segments: Gas Distribution, Oil and Gas Production, Energy Assets, Energy Marketing, Corporate, and Other. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: completion of the anticipated sale of power generation assets on the terms expected by management; adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; failure by the Illinois Commerce Commission to approve the gas charge proceedings settlement agreement between the Company and certain intervenors concerning such proceedings; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, energy assets and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the application of, or changes in, accounting rules or interpretations; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K/A filed with the SEC under Item 1 - Business, Item 1A - Risk Factors and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.